CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT
Contract Number PA00444

(the <Work=)

Artist:	Carmen Herrera
Title:	Monte Verde (Cadmium)
Medium:	Acrylic on canvas
Size:	60 x 48 in. (152.4 x 121.9 cm)
Date:	2018

THIS ART PURCHASE AGREEMENT (<***Purchase Agreement***=) is made and entered into this 28th day of March, 2024 (the <***Effective Date***=), by and between [***] (<***Seller***=), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, New York, New York, 10281 (<***Agent***=). Seller is acting on behalf of the sole legal and beneficial Owner (<***Owner***=) of the work of art described in the condition report on Exhibit A attached hereto and incorporated herein by this reference (the <***Work***=), and has the authority to sell the Work on behalf of the Owner. Seller has the authority to sell the Work on behalf of the Owner. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC (<***Buyer***=), and has the authority to buy the Work on behalf of Buyer. Seller, on behalf of the Owner, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. Seller, Agent and Buyer shall be each referred to as a <Party= and together, as the <Parties= in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the Parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is Five Hundred Fifteen Thousand U.S. Dollars (USD $515,000) (the <***Purchase Price***=). The <**Closing Date**= shall mean the date upon which Agent or Buyer pays the full Purchase Price to the Seller. The full Purchase Price shall be paid no later than sixty (60) calendar days from the Effective Date, unless otherwise mutually agreed by the Parties in writing. The obligation to pay the Purchase Price is expressly conditioned on Buyer's ability to inspect the Work on or prior to the Closing Date on the terms set forth in this Purchase Agreement. Agent or Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit B, which shall be verbally confirmed by a designated representative of Buyer and a designated representative of Seller prior to payment to Seller.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, and covenants, Seller, on behalf of itself and Owner, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has, under full written agreement, full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement, on behalf of itself and Owner, to execute and deliver the bill of sale (the <***Bill of Sale***=) in the form annexed as Exhibit C to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. The Work is not, and through the Closing Date shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, <***Claims***=). Neither Seller nor Owner has knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.4. Neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller's and Owner's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.5. The condition of the Work is, and shall be upon inspection of the Work by Buyer at the Storage Location (as defined in Section 8.1 below), be in the same material condition as stated in the condition report attached hereto as Exhibit A (the <***Condition Report***=). Upon delivery at the Delivery Location, a new condition report for the Work shall be prepared at the sole cost and expense of Buyer is prepared within five (5) business days of delivery of the Work to the Delivery Location, which shall confirm that the condition of the Work is materially the same as set forth in the Condition Report (<***Delivery Report***=). If the Work is not in materially the same condition as reflected in the Condition Report at the time of its delivery at the Delivery Location, Buyer shall have the right to terminate the Purchase Agreement in its sole discretion within a period of up to five (5) business days from the date of inspection. If Buyer either fails to: (a) conduct the inspection with five (5) business days of delivery of the Work to the Storage Location; or (b) notify Seller of any objections to the condition of the Work within five (5) business days of inspection of the Work at the Delivery Location, Buyer shall be deemed to have accepted the condition of the Work.

3.1.6. To the best of Seller's knowledge, and at all times while owned by Owner, the Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid.

3.1.7. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country. Seller, and/or a designated representative of Seller trained in legal or financial compliance, has obtained and reviewed Owner's official identification and confirmed Owner's identity (including any ultimate beneficial owner of a 25% or greater interest in the Work (a <***Beneficial Owner***=) and confirmed that Owner (including any Beneficial Owner) is not as of the Effective Date or the Closing Date named on any Office of Foreign Assets Control (OFAC) List, U.N. Terrorism list, U.K. Sanctions List, EU Sanction Lists, The Dept. of Foreign Affairs & Trade List, or other generally applicable law or regulation.

3.1.8. If a certificate of authenticity or other similar documentary or other evidence of ownership (collectively, a <***Certificate***=) exists with respect to the Work, Seller has physical possession of such Certificate and will furnish evidence of such Certificate to Agent prior to any payment.

3.1.9. If, at any time prior to the Closing, Seller shall become aware of any fact(s) or circumstance(s) arising after the Effective Date that would make any of the representations and warranties in this Section 3 false or materially inaccurate as of the Effective Date or the Closing Date, Seller shall promptly notify Agent or Buyer in writing of such fact(s) or circumstance(s).

3.2. To induce Seller and Owner to enter into this Purchase Agreement, Agent and Buyer each represent and warrant to Seller on the Effective Date and on the Closing Date that:

3.2.1 They each have the full legal authority to enter into and perform this Purchase Agreement, including payment to Seller of the Purchase Price, and to make the representations and warranties contained herein.

3.2.2 Neither is insolvent and will not be rendered insolvent by the transaction contemplated herein.

3.2.3 The purchase of the Work is not designed to facilitate tax evasion or tax fraud, or violate the banking, anti-money laundering or currency transfer laws or regulations of any country.

3.2.4 They will each provide Seller promptly upon demand with all client identification documentation required by Seller including in order that Seller may comply with applicable anti-money laundering regulations.

3.2.5 Neither Party is on the Specially Designated Nationals List maintained by the Office of Foreign Assets Control of the United States Department of the Treasury.

3.2.6 No other laws, guidelines or restrictions of any country or have been, or will be, violated in connection with the sale of the Work to Buyer via Agent as contemplated by this Purchase Agreement.

3.3 The Parties do respectively hereby agree to indemnify, defend and hold one another free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against one another as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against one another arising by reason of, or in connection with, the breach or alleged material breach by one another of any provision of this Purchase Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by one another contained in this Purchase Agreement.

3.4. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement to the benefit of the Parties to this Agreement only, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to the Parties' obligations that their respective representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's and Owner's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

3.5 For the avoidance of doubt, the parties acknowledge that the standard business practices of Masterworks as a company engaged in securitization of artworks shall not, in any way, invalidate or negate any of the representations, warranties, guarantees, or obligations under this Purchase Agreement.

4. INSPECTION. Buyer, or Agent on behalf of Buyer, inspected the work at the Current Location (as defined on Section 5.1 below) on March 26, 2024. Buyer shall be entitled to inspect the Work once again at the Storage Location after arrival and prior to the Closing Date to confirm the condition of the Work matches the condition reflected in the Condition Report attached hereto as Exhibit A. When the Work is delivered to the Delivery Location, Delaware Freeport, on behalf of Agent, shall be entitled to inspect the Work to confirm the condition of the Work matches the condition reflected in the Condition Report.

5. STORAGE AND CARE OF THE WORK.

5.1. The Work is currently on display at the [***] (the <***Current Location***=) for the exhibition [***](the <***Exhibition***=) ending on April 13, 2024. Within five (5) business days of the end of the Exhibition or on such other date as mutually agreed upon by the parties, Seller shall pack the Work and finalize arrangements for delivery to [***] (the <***Storage Location***=). After arrival at the Storage Location, the Work will remain under the name and control of Seller until the Closing Date. Seller shall notify Agent in writing prior to any relocation of the Work, unless agreed upon under separate cover.

5.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location.

Any damage to the Work must be reported immediately to Agent. As of the Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent.

6. INSURANCE. Seller shall arrange and pay for the Work to be insured under Seller's fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both: (i) Buyer's acceptance of the Work at the Delivery Location as set forth in Section 3.1.6 above and (ii) payment by Buyer of the amount due on the Closing Date. On the Effective Date, Seller shall promptly provide Agent with a certificate of insurance evidencing Seller's insurance coverage.

7. TITLE. On the Closing Date, and only if Seller has received the Purchase Price in full and cleared funds, Seller, on behalf of Owner, hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any other evidence of title or authenticity in the actual or constructive possession of Seller.

8. DELIVERY AND EXPENSES.

8.1. Within five (5) business days of the Closing Date, if the Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent's account at Delaware Freeport, located at 315 Ruthar Drive, Newark, Delaware 19711 (the <***Delivery Location***=).

8.2. Seller shall pay all costs related to and be responsible for arranging the crating, packing, shipping and insuring the Work from its Current location to the Storage Location and shall be responsible for all costs and expenses relating to such relocation of the Work. Seller shall pay all costs and be responsible for arranging, crating, packing, shipping, insuring and transferring the Work from the Storage Location to the Delivery Location and insuring the Work until the delivery of the Work to the Delivery Location as set forth in Section 8.1 above.

9. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due to any person acting on behalf of Seller as a result of the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller or Owner in connection with the transactions contemplated hereby and Agent and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Purchase Agreement and the transactions contemplated hereby. The Parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

10. TERMINATION WITH CAUSE.

10.1 Buyer shall have the right to terminate this Purchase Agreement prior to the Closing in the event of: (i) a material breach by Seller of any of the covenants or obligations of Seller under this Purchase Agreement; or (ii) the falsity or material inaccuracy of any of Seller's representations or warranties contained in this Purchase Agreement including without limitation Section 3.1.4 (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date).

10.2 In the event of termination as set forth above, then Seller shall within thirty (30) days of notice from Buyer, repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement, and if such breach occurs or is discovered after the Work has been delivered to Buyer, upon receipt of such funds, Buyer will release the Work to Seller, unless prevented by law from doing so.

10.3 For the purposes of this Section 10, <Seller= shall refer to Seller, on behalf of itself and Owner, and <Buyer= shall refer to Buyer, and Agent on behalf of Buyer.

11. LIMITATION OF LIABILITY. Under no circumstances shall any Party to this Purchase Agreement shall be liable for any special, incidental, indirect or consequential damages whatsoever (including without limitation,

damages for loss of business profits, reputational damage or any other pecuniary loss) howsoever caused and on any legal or equitable theory of liability. Other than as it relates to a breach of confidentiality, for which no limit shall apply, for the avoidance of doubt, Seller's liability to Agent and Buyer shall be capped at the Purchase Price only.

12. CONFIDENTIALITY. The Parties acknowledge that the provisions and subject matter of this Purchase Agreement, including but not limited to the Purchase Price, are strictly confidential and each Party agrees not to disclose any of the forgoing information to any person or entity (save to their legal and financial advisors on a limited need to know confidential basis only), except as may be required to do so by court or administrative order or with the written permission of the other Party or as the case may be Parties. For the avoidance of doubt, the Parties acknowledge that Masterworks may disclose as a matter of course in its standard business practices in securitization of artworks that it: (i) purchased the Property in a private sale from a private collection, (ii) the purchase price, and (iv) any payment terms were extended (<***Permitted Disclosures***=). Such Permitted Disclosures shall not be a breach of the duty of confidentiality under this Purchase Agreement. The provisions of this Section 12 shall survive termination of this Purchase Agreement howsoever caused.

13. INTELLECTUAL PROPERTY RIGHTS. As between the parties, all intellectual property rights subsisting in the Work, including, but not limited to copyright, moral rights, design rights, trade marks, goodwill and naming rights (whether registered or unregistered) (collectively, <***Intellectual Property***=) are the property of the artist (unless otherwise transferred or assigned by the artist) and no right or interest in the Intellectual Property is conferred on Buyer by virtue of this Purchase Agreement or its performance thereof. Specifically, during the period that the Work is protected by copyright, the copyright remains with the artist (or any third party transferee), and subject to applicable laws Buyer may be required to contact the artist or copyright owner to obtain permission in order to reproduce, distribute, publish or commercially exploit copies of the Work (including photographs thereof). The copyright subsisting in all images produced for the sale of the Work is owned by the Seller (under license from the artist) and may only be used with Seller's prior written permission. Seller reserves the right to use such images at Seller's own discretion after the sale of the Work in accordance with applicable laws.

14. MISCELLANEOUS. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller, on behalf of itself and Owner, agrees that Buyer is a third-party beneficiary of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Other than in Masterworks' standard business practices in the securitization of artworks, no Party may assign their rights under this Purchase Agreement without the prior written consent of the other Parties to this Purchase Agreement. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the Parties hereto. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:

ITS:

AGENT ON ITS BEHALF AND ON BEHALF OF BUYER:

MASTERWORKS GALLERY, LLC

BY:
ITS:

[Signature Page to Art Purchase Agreement]

EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

EXHIBIT B

INVOICE

Masterworks Gallery, LLC as agent for
Masterworks Cayman SPC, acting on behalf of its
Gallery Segregated Portfolio
225 Liberty Street, 29th Floor
New York New York
10281
USA

Ship To: Masterworks Gallery, LLC
C/o Delaware Freeport
111 Alan Drive
Newark Delaware
19711
USA

March 27, 2024

Invoice Number [***]

Carmen Herrera
Monte Verde (Cadmium)
2018 Acrylic on canvas
152.4 x 121.9 x 3.8 cm
60 x 48 x 1 1/2 in [***]

Price		USD	900,000.00
Less	42.77%	USD	385,000.00
Sub-Total		USD	515,000.00
Sales Tax	0%	USD	0.00
Amount Due		USD	515,000.00

Please note that payment must be made from an account in the name of the person/entity being invoiced.

Online fraud is a REAL threat. Our bank details will NOT change during your transaction. Please do NOT transfer any money to us without first calling to confirm our bank details. We will not accept any responsibility if you transfer money into an incorrect bank account.

TERMS AND CONDITIONS OF SALE

Title does not pass to the purchaser until payment is received in full.

If you make the work(s) available for resale [***] requests as a courtesy that they have the right of first refusal.

If paying by cheque, please make the cheque payable to [***]. If paying by bank transfer, the details are as follows:

Name of Bank: [***]
Name of Account: [***]
Account Number: [***]
Sort Code: [***]
IBAN Number: [***]
SWIFT Code: [***]
Payment ref: [***]
Please quote this reference, as otherwise delays in releasing the work for delivery may occur.

[***]

<u>EXHIBIT C</u>

BILL OF SALE

Dated: _______________, 2024

Sold by:	[***]	(<Seller=)
Sold to:	Gallery Segregated Portfolio Masterworks Cayman, SPC 225 Liberty Street, 29th Floor New York, New York 10281	(<Buyer=)

Artist:	Carmen Herrera	(the <Work=)
Title:	Monte Verde (Cadmium)	
Medium:	Acrylic on canvas	
Size:	60 x 48 in. (152.4 x 121.9 cm)	
Date:	2018	

NY Sales Tax:	None Withheld; Delaware Delivery
Purchase Price:	USD $515,000

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement No. PA00444 by and between Seller and Masterworks Gallery, LLC dated March 28, 2024, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[***]

____
BY:
ITS: